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                      FIRST AMENDMENT TO RIGHTS AGREEMENT

     THIS FIRST AMENDMENT to the Rights Agreement (the "Rights Agreement") dated as of February 24, 1997, between Metromail Corporation, a Delaware corporation (the "Company") and American Stock Transfer & Trust Company, as Rights Agent, is dated as of the 12th day of March 1998.

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of March 12, 1998, among the Company, The Great Universal Stores P.L.C. ("GUS") and Great Universal Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of GUS ("Acquisition Sub") (as it may be amended from time to time, the "Merger Agreement"), pursuant to which Acquisition Sub has agreed to make a cash tender offer (the "Offer") for, among other things, all outstanding shares of Common Stock, including the associated preferred stock purchase rights (the "Shares"), of the Company, to be followed by a merger of Acquisition Sub with and into the Company (the "Merger");

     WHEREAS, in connection with the execution of the Merger Agreement, GUS intends to enter into (i) a Stock Purchase Agreement, dated as of March 12, 1998 (the "Donnelley Stock Purchase Agreement"), with R.R. Donnelley & Sons Inc. ("Donnelley"), pursuant to which Donnelley will, among other things, agree to sell all Shares owned by it on the terms and subject to the conditions set forth therein; (ii) a Stock Purchase Agreement, dated as of March 12, 1998 (the "Executive Stock Purchase Agreement"), with certain executives of the Company, pursuant to which such executives will, among other things, agree to validly tender all Shares owned by them pursuant to the Offer on the terms and subject to the conditions set forth therein; and (iii) a Stock Purchase Agreement, dated as of March 12, 1998 (the "Company Stock Purchase Agreement" and collectively with the Donnelley Stock Purchase Agreement and the Executive Stock Purchase Agreement, the "Stock Purchase Agreements"), with the Company, pursuant to which the Company will, among other things, agree to issue Shares to Acquisition Sub on the terms and subject to the conditions set forth therein;

     WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the Offer and Merger be consummated on the terms set forth in the Merger Agreement;

     WHEREAS, the Board of Directors of the Company desires to amend the Rights Agreement such that the execution of the Merger Agreement and the Stock Purchase Agreements and the consummation of the transactions contemplated thereby will not cause (i) GUS and/or the Acquisition Sub or their respective Affiliates or Associates to become an Acquiring Person (as such terms are defined in the Rights Agreement) so long as the Merger Agreement or the Stock Purchase Agreements are in effect or (ii) a Distribution Date, a Stock Acquisition Date or a Triggering Event

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(as such terms are defined in the Rights Agreement) to occur, irrespective of the number of Shares acquired pursuant to the Offer;

     WHEREAS, the Board of Directors of the Company believes that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth herein; and

     WHEREAS, Section 26 of the Rights Agreement authorizes the Board of Directors of the Company and the Rights Agent to adopt the proposed amendment without the approval of the Company's stockholders;

     NOW, THEREFORE, in consideration of the recitals (which are deemed to be a part of this Amendment) and agreements contained herein, the parties hereto agree to amend the Rights Agreement as follows:

     1. Section 1(o) of the Rights Agreement is hereby amended by deleting the word "and" immediately prior to clause (vii) thereof and substituting "," therefor and by inserting the following at the end of such clause (vii):

     , and (viii) The Great Universal Stores P.L.C., a corporation organized under the laws of England ("GUS"), Great Universal Acquisition Corp., a Delaware corporation (collectively with GUS, the "Acquirors"), and their respective Affiliates and Associates, from and after the execution of the Merger Agreement, the Donnelley Stock Purchase Agreement, the Executive Stock Purchase Agreement or the Company Stock Purchase Agreement; provided that if the tender offer contemplated by the Merger Agreement is not consummated, then the Acquirors and their respective Affiliates and Associates shall not be deemed to be "Exempt Persons" at any time after the Merger Agreement and the Stock Purchase Agreements have terminated in accordance with their respective terms.

     2. Section 1(aa) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

     Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Merger Agreement or the Stock Purchase Agreements nor consummation of the transactions contemplated by the Merger Agreement or the Stock Purchase Agreements shall be deemed to cause a Stock Acquisition Date.

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     3.  Section 1(cc) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

     Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Merger Agreement or the Stock Purchase Agreements nor consummation of the transactions contemplated by the Merger Agreement or the Stock Purchase Agreements shall be deemed to be a Triggering Event.

     4. Section 3(a) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

     Notwithstanding any provision of this Agreement to the contrary, neither the execution and delivery of the Merger Agreement or the Stock Purchase Agreements nor consummation of the transactions contemplated by the Merger Agreement or the Stock Purchase Agreements shall cause a Distribution Date.

     5. Section 15 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

     Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedy or claim under this Agreement in connection with any transactions contemplated by the Merger Agreement or the Stock Purchase Agreements.

     6. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Rights Agreement.

     7. Except as expressly amended hereby, the Rights Agreement remains in full force and effect.

     8. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

     9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                    METROMAIL CORPORATION
Attest:

By  _________________________       By  _____________________________
Name:                               Name:
Title:                              Title: Chairman and Chief
                                           Executive Officer


                                    AMERICAN STOCK TRANSFER & TRUST
                                    COMPANY
Attest:

By  _________________________       By  _____________________________
Name:                               Name:
Title:                              Title:

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